Exhibit 99.4

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the proxy statement /prospectus on Form S-4 of Oxus Acquisition Corp (the “proxy statement/prospectus”), as filed with the U.S. Securities and Exchange Commission, as may be amended from time to time, as a nominee to the board of directors of Combined Entity (as defined in the proxy statement/prospectus). The undersigned also consents to the filing of this consent as an exhibit to such proxy statement/prospectus and any amendments thereto.

/s/ Shukhrat Ibragimov
Name:	Shukhrat Ibragimov
Dated:	December 31, 2023